Exhibit 10.3

RADIAN GROUP INC.
2014 EQUITY COMPENSATION PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT

TERMS AND CONDITIONS

These Terms and Conditions (“Terms and Conditions”) are part of the Performance-Based Restricted Stock Unit Grant made as of May 11, 2016 (the “Grant Date”), by Radian Group Inc., a Delaware corporation (the “Company”), to <EMPLOYEE’s NAME>, an employee of the Company (the “Grantee”).
RECITALS
WHEREAS, the Radian Group Inc. 2014 Equity Compensation Plan (the “Plan”) permits the grant of Restricted Stock Units in accordance with the terms and provisions of the Plan;
WHEREAS, the Company desires to grant Restricted Stock Units to the Grantee, and the Grantee desires to accept such Restricted Stock Units, on the terms and conditions set forth herein and in the Plan;
WHEREAS, the Restricted Stock Units granted pursuant to these Terms and Conditions shall vest based on the attainment of performance goals related to total shareholder return (“TSR”), LTI Book Value per Share (as defined below), and continued employment; and
WHEREAS, the applicable provisions of the Plan are incorporated into these Terms and Conditions by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).
NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Grant of Performance-Based Restricted Stock Units.

(a)
Grant of Restricted Stock Units. The Company hereby awards to the Grantee a target award of ZZZ Restricted Stock Units (hereinafter, the “Target Award”), which consists of the TSR Target Award and the BV Target Award described below, subject to the vesting and other conditions of these Terms and Conditions.

(b)	TSR Target Award and BV Target Award. Payment of the Restricted Stock Units will be based on achievement of the performance goals set forth herein and continued employment as follows:

(i)	Fifty percent of the Target Award (the “TSR Target Award”) will be based on attainment of the performance goals set forth in Schedule A (the “TSR Performance Goals”) and continued employment.

(ii)	Fifty percent of the Target Award (the “BV Target Award”) will be based on attainment of the performance goals set forth in Schedule B (the “BV Performance Goals”) and continued employment.

2.	Vesting.
(a)General Vesting Terms. Except as set forth in Sections 2(c) and 2(d) below, the Grantee shall vest in a number of Restricted Stock Units with respect to the TSR Target Award (the “TSR Component”) and the BV Target Award (the “BV Component”) based on the attainment of the TSR Performance Goals and BV Performance Goals, respectively, as of the end of the applicable performance period, provided that in each case the Grantee remains employed by the Company or a Subsidiary through May 11, 2019 (the “Vesting Date”). The performance period with respect to the TSR Component is the period beginning on May 11, 2016 and ending on May 11, 2019 (the “TSR Performance Period”) and the performance period with respect to the BV Component is the period beginning on March 31, 2016 and ending on March 31, 2019 (the “BV Performance Period”). Except as specifically provided below in this Section 2, no Restricted Stock Units will vest for any reason prior to the Vesting Date, and in the event of a termination of the Grantee’s employment prior to the Vesting Date, the Grantee will forfeit to the Company all Restricted Stock Units that have not yet vested as of the termination date. Except as provided in Sections 2(c) and 2(d) below, if the TSR Performance Goals are not attained at the end of the TSR Performance Period, the Restricted Stock Units with respect to TSR Component will be immediately forfeited and if the BV Performance

Goals are not attained at the end of the BV Performance Period, the Restricted Stock Units with respect to the BV Component will be immediately forfeited.
(b)Retirement.
(i)If the Grantee terminates employment prior to the Vesting Date on account of the Grantee’s Retirement, the Grantee will not forfeit the Restricted Stock Units upon Retirement, and the Restricted Stock Units will continue to vest based on the attainment of the TSR Performance Goals and the BV Performance Goals, except as provided in Sections 2(c) and 2(d) below.
(ii)For purposes of these Terms and Conditions, “Retirement” shall mean the Grantee’s separation from service without Cause, other than on account of death or Disability (as defined below), (A) following the Grantee’s attainment of age 65 and completion of five years of service with the Company or a Subsidiary, or (B) following the Grantee’s attainment of age 55 and completion of 10 years of service with the Company or a Subsidiary.
(iii)For purposes of these Terms and Conditions, “Cause” shall mean the Grantee’s (A) indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation, or moral turpitude (excluding traffic offenses other than traffic offenses involving the use of alcohol or illegal substances), (B) fraud, dishonesty, theft, or misappropriation of funds in connection with the Grantee’s duties with the Company and its Subsidiaries, (C) material violation of the Company’s Code of Conduct or employment policies, as in effect from time to time, (D) gross negligence or willful misconduct in the performance of the Grantee’s duties with the Company and its Subsidiaries, or (E) a breach of any written confidentiality, nonsolicitation, or noncompetition covenant with the Company or an Affiliate, in each case as determined in the sole discretion of the Committee.
(c)Death or Disability. In the event of the Grantee’s death or Disability while employed by the Company or a Subsidiary prior to the Vesting Date, the Grantee’s Restricted Stock Units will automatically vest at the Target Award level on the date of the Grantee’s death or Disability, as applicable. If, following the Grantee’s termination of employment due to Retirement, the Grantee dies prior to the Vesting Date, the Grantee’s Restricted Stock Units will automatically vest at the Target Award level on the date of the Grantee’s death. For purposes of these Terms and Conditions, the term “Disability” shall mean a physical or mental impairment of sufficient severity that the Grantee is both eligible for and in receipt of benefits under the long-term disability program maintained by the Company, and that meets the requirements of a disability under section 409A of the Code, provided that the Grantee completes 30 days of active service with the Company at any time after the Grant Date and prior to the Vesting Date. The date of Disability for purposes of these Terms and Conditions is the date on which the Grantee has been in receipt of such long-term disability benefits for six consecutive months. In the event that the Grantee is not in active service on the Grant Date (for example, on account of short-term disability) and the Grantee does not return to the Company and complete 30 days of active service with the Company prior to the Vesting Date, the award will be forfeited.
(d)Change of Control.
(i)If a Change of Control occurs prior to the Vesting Date, the Restricted Stock Units will vest at the Target Award level on the Vesting Date, provided that, except as set forth in subsections (ii), (iv) and (v) below, the Grantee remains employed by the Company or a Subsidiary through the Vesting Date. In no event shall vesting occur after the end of the Performance Period.
(ii)Notwithstanding the foregoing, if, prior to the Vesting Date, a Change of Control occurs and the Grantee’s employment with the Company and its Subsidiaries is terminated by the Company or a Subsidiary without Cause, or the Grantee terminates employment for Good Reason, and the Grantee’s date of termination of employment (or in the event of the Grantee’s termination for Good Reason, the event giving rise to Good Reason) occurs during the period beginning on the date that is 90 days before the Change of Control and ending on the date that is one year following the Change of Control, the unvested Restricted Stock Units will automatically vest at the Target Award level as of the Grantee’s date of termination of employment (or, if later, on the date of the Change of Control).
(iii)For purposes of these Terms and Conditions “Good Reason” shall mean:
(A)a material diminution of the Grantee’s authority, duties, or responsibilities;
(B)a material reduction in the Grantee’s base salary, which, for purposes of these Terms and Conditions, means a reduction in base salary of 10% or more that does not apply generally to all similarly situated employees of the Company; or
(C)any material change in the geographic location at which the Grantee must perform the Grantee’s duties to the Company and its Subsidiaries, which, for purposes of these Terms and Conditions, means the permanent relocation of the Grantee’s principal place of employment to any office or location which is located more than 100 miles from the location where the Grantee is based immediately prior to the change in location.
In order to terminate employment for Good Reason, the Grantee must provide a written notice of termination with respect to termination for Good Reason to the Company within 90 days after the event constituting Good Reason has occurred. The Company shall have a period of 30 days in which it may correct the act, or the failure to act, that gave rise to the Good Reason event as set forth in the notice of termination. If the Company does not correct the act, or the failure to act, the Grantee must terminate employment for Good Reason within 30 days after the end of the cure period, in order for the termination to be considered a Good Reason termination. Notwithstanding the foregoing, in no event will the Grantee have Good Reason for termination if an event described in Section 2(d)(iii)(A) occurs in connection with the Grantee’s inability to perform his or her duties on account of illness or short-term or long-term disability.
(iv)Notwithstanding the foregoing, if the Grantee’s employment terminates on account of Retirement before a Change of Control, and a Change of Control subsequently occurs prior to the Vesting Date, the outstanding Restricted Stock Units will vest at the Target Award level on the Vesting Date (or on the Grantee’s date of death, if earlier).
(v)Notwithstanding the foregoing, if the Grantee’s employment terminates on account of Retirement on or after a Change of Control, the Restricted Stock Units will vest at the Target Award level on the Grantee’s Retirement date.
(e)Cause. In the event the Grantee’s employment is terminated by the Company or a Subsidiary for Cause, all outstanding Restricted Stock Units held by the Grantee shall immediately terminate and be of no further force or effect.
(f)Other Termination. Except as provided in Sections 2(b), 2(c), 2(d) and 2(e), in the event of a termination of employment, the Grantee will forfeit all unvested Restricted Stock Units. Except as provided in Section 2(b) or 2(d), no Restricted Stock Units will vest after the Grantee’s employment with the Company or a Subsidiary has terminated for any reason.
3.Restricted Stock Units Account.
The Company shall establish a bookkeeping account on its records for the Grantee and shall credit the Grantee’s Restricted Stock Units to the bookkeeping account.

4.	Conversion of Restricted Stock Units.
(a)Except as otherwise provided in this Section 4, if the Restricted Stock Units vest in accordance with these Terms and Conditions, the Grantee shall be entitled to receive payment of the vested Restricted Stock Units within 90 days after the one-year anniversary of the Vesting Date (the one year anniversary of the Vesting Date is referred to as the “Distribution Date”).
(b)The vested Restricted Stock Units shall be paid earlier than the Distribution Date in the following circumstances:
(i)If (A) the Restricted Stock Units vest in accordance with Section 2(c) (the Grantee’s death or Disability), or (B) the Grantee dies or incurs a Disability after the Vesting Date but before the Distribution Date, the vested Restricted Stock Units shall be paid within 90 days after the date of the Grantee’s death or Disability, as applicable.
(ii)If a Change of Control occurs after the Vesting Date but before the Distribution Date, the vested Restricted Stock Units shall be paid within 90 days after the date of the Change of Control.
(iii)If a Change of Control occurs and the Grantee’s employment terminates upon or within one year after the Change of Control in accordance with Section 2(d)(ii), the vested Restricted Stock Units shall be paid within 90 days after the Grantee’s termination of employment.
(iv)If a Change of Control occurs and the Grantee’s employment terminates within 90 days prior to the Change of Control in accordance with Section 2(d)(ii), and the Grantee subsequently dies prior to the Vesting Date, the vested Restricted Stock Units shall be paid within 90 days after the date of the Grantee’s death.
(v)If the Restricted Stock Units vest in accordance with Section 2(d)(v) (Retirement on or after a Change of Control), the vested Restricted Stock Units shall be paid within 90 days after the Grantee’s Retirement date; provided that, if required by section 409A of the Code, if the Retirement date does not occur within two years after the Change of Control, payment will be made within 90 days after the Distribution Date.
(vi)Notwithstanding subsections (ii), (iii) and (v), if the Change of Control is not a “change in control event” under section 409A of the Code, and if required by section 409A of the Code, payment will not be made on the dates described in subsections (ii), (iii) and (v) and, instead, will be made within 90 days after the Distribution Date.
(c)On the applicable payment date, each vested Restricted Stock Unit credited to the Grantee’s account shall be settled in whole shares of Common Stock of the Company equal to the number of vested Restricted Stock Units, subject to (i) the limitation of subsection (d) below, (ii) compliance with the six-month delay described in Section 16 below, if applicable, and (iii) the payment of any federal, state, local or foreign withholding taxes as described in Section 12 below, and subject to compliance with the restrictive covenants in Section 6 below. The obligation of the Company to distribute shares upon vesting shall be subject to the rights of the Company as set forth in the Plan and to all applicable laws, rules, regulations, and such approvals by governmental agencies as may be deemed appropriate by the Committee, including as set forth in Section 14 below.
(d)Notwithstanding anything in these Terms and Conditions to the contrary, in no event shall the fair market value (as defined in the Plan) of the vested Restricted Stock Units to be distributed with respect to the TSR Component exceed $72.96 ($12.16 multiplied by 600%) multiplied by the TSR Target Award, measured as of the Valuation Date (as defined below). If the fair market value of the vested Restricted Stock Units with respect to the TSR Component would exceed this amount, the number of shares of the Company’s Common Stock to be distributed to the Grantee shall be limited to the amount calculated as follows:

•	$72.96 multiplied by the TSR Target Award,

•	Divided by the fair market value of a share of the Company’s Common Stock on the Valuation Date.

For this purpose, the “Valuation Date” is the Vesting Date for Restricted Stock Units that are payable on or after the Vesting Date. If the Restricted Stock Units are payable before the Vesting Date, the “Valuation Date” is the Grantee’s applicable payment date under this Section 4 (termination date, date of Disability, date of death, or Change of Control, as applicable).
(e)For the avoidance of doubt, the Grantee will forfeit all Restricted Stock Units if the Grantee’s employment is terminated for Cause prior to the Distribution Date or other applicable payment date under this Section 4.

5.	Certain Corporate Changes.

If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all the Restricted Stock Units granted under these Terms and Conditions, the Committee shall adjust, as provided in the Plan, the number and class of shares underlying the Restricted Stock Units held by the Grantee, the maximum number of shares for which the Restricted Stock Units may vest, the share price or class of Common Stock for purposes of the TSR Performance Goals, and the BV Performance Goals as appropriate to reflect the effect of such event or change in the Company’s capital structure in such a way as to preserve the value of the Restricted Stock Units. Any adjustment that occurs under the terms of this Section 5 or the Plan will not change the timing or form of payment with respect to any Restricted Stock Units except in accordance with section 409A of the Code.

6.	Restrictive Covenants.
(a)The Grantee acknowledges and agrees that, during and after the Grantee’s employment with the Company or any of its Affiliates, the Grantee will be subject to, and will comply with, the applicable confidentiality and other terms specified in the Company’s Code of Conduct and Ethics, including terms applicable to former employees. A copy of the Code of Conduct and Ethics has been provided to the Grantee and can be accessed on the Company’s intranet. The Code of Conduct and Ethics, including any future revisions to the Code of Conduct and Ethics, are incorporated into and made a part of these Terms and Conditions as if fully set forth herein.
(b)The Grantee acknowledges that the Grantee’s relationship with the Company and its Affiliates is one of confidence and trust such that the Grantee is, and may in the future be, privy to and/or the Grantee will develop Confidential Information and Trade Secrets of the Company or any of its Affiliates. Subject to the provisions of subsection (j) and Section 17, the Grantee agrees that, at all times during the Grantee’s employment and after the Grantee’s employment with the Company or any of its Affiliates terminates for any reason, whether by the Grantee or by the Company or any of its Affiliates, the Grantee will hold in strictest confidence and will not disclose, use, or publish any Confidential Information and Trade Secrets, except as and only to the extent such disclosure, use, or publication is required during the Grantee’s employment with the Company or any of its Affiliates for the Grantee to fulfill the Grantee’s job duties and responsibilities to the Company or any of its Affiliates. At all times during the Grantee’s employment and after the Grantee’s termination of employment, the Grantee agrees that the Grantee shall take all reasonable precautions to prevent the inadvertent or accidental disclosure of Confidential Information and Trade Secrets. The Grantee hereby assigns to the Company any rights the Grantee may have or acquire in Confidential Information and Trade Secrets, whether developed by the Grantee or others, and the Grantee acknowledges and agrees that all Confidential Information and Trade Secrets shall be the sole property of the Company and its assigns. For purposes of these Terms and Conditions, “Confidential Information and Trade Secrets” shall mean information that the Company or any of its Affiliates owns or possesses, that the Company or any of its Affiliates have developed at significant expense and effort, that they use or that is potentially useful in the business of the Company or any of its Affiliates, that the Company or any of its Affiliates treat as proprietary, private, or confidential, and that is not generally known to the public.
(c)The Grantee acknowledges and agrees that, during the Grantee’s employment with the Company or any of its Affiliates, and for the 12 month period immediately following the Grantee’s termination of employment for any reason, and subject to subsection (l) below (the “Restricted Period”), the Grantee will not, without the Company’s express written consent, engage (directly or indirectly) in any employment or business activity within the United States whose primary business involves or is related to providing any mortgage- or real estate-related service or product that, during the Grantee’s employment, the Company or any of its Affiliates provides or is actively engaged in developing through the use of Confidential Information and Trade Secrets; provided however, the foregoing restriction shall only apply to such service or product for which the Grantee has had access to Confidential Information and Trade Secrets or otherwise has had active involvement. The Grantee further agrees that, given the nature of the business of the Company and its Affiliates and the Grantee’s position with the Company, a nationwide geographic scope is appropriate and reasonable.
(d)The Grantee acknowledges and agrees that, during the term of the Grantee’s employment by the Company or any of its Affiliates and during the Restricted Period, the Grantee shall not, directly or indirectly through others, (i) hire or attempt to hire any employee of the Company or any of its Affiliates, (ii) solicit or attempt to solicit any employee of the Company or any of its Affiliates to become an employee, consultant, or independent contractor to, for, or of any other person or business entity, or (iii) solicit or attempt to solicit any employee, or any consultant or independent contractor of the Company or any of its Affiliates to change or terminate his or her relationship with the Company or any of its Affiliates, unless in each case more than six months shall have elapsed between the last day of such person’s employment or service with the Company or any of its Affiliates and the first date of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant, or independent contractor is hired or solicited by any entity that has hired or agreed to hire the Grantee, such hiring or solicitation shall be conclusively presumed to be a violation of these Terms and Conditions; provided, however, that any hiring or solicitation pursuant to a general solicitation conducted by an entity that has hired or agreed to hire the Grantee, or by a headhunter employed by such entity, which does not involve the Grantee, shall not be a violation of this subsection (d).
(e)The Grantee covenants and agrees that, during the term of the Grantee’s employment by the Company or any of its Affiliates and during the Restricted Period, the Grantee shall not, either directly or indirectly through others:
(i)solicit, divert, appropriate, or do business with, or attempt to solicit, divert, appropriate, or do business with, any customer for whom the Company or any of its Affiliates provided goods or services within 12 months prior to the Grantee’s date of termination or any actively sought prospective customer of the Company or any of its Affiliates for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company or any of its Affiliates during the Grantee’s employment with the Company or any of its Affiliates; or
(ii)encourage any customer for whom the Company or any of its Affiliates provided goods or services within 12 months prior to the Grantee’s date of termination to reduce the level or amount of business such customer conducts with the Company or any of its Affiliates.

Notwithstanding the foregoing, unless provided otherwise in a written agreement entered into between the Grantee and the Company or any of its Affiliates, this subsection (e) shall not apply after the Grantee’s termination of employment with the Company or any of its Affiliates, if the Grantee’s employment is terminated by the Company or any of its Affiliates without Cause.
(f)The Grantee acknowledges and agrees that the business of the Company and its Affiliates is highly competitive, that the Confidential Information and Trade Secrets have been developed by the Company or any of its Affiliates at significant expense and effort, and that the restrictions contained in this Section 6 are reasonable and necessary to protect the legitimate business interests of the Company or any of its Affiliates.
(g)The parties to these Terms and Conditions acknowledge and agree that any breach by the Grantee of any of the covenants or agreements contained in this Section 6 will result in irreparable injury to the Company or any of its Affiliates, as the case may be, for which money damages could not adequately compensate such entity. Therefore, the Company or any of its Affiliates shall have the right (in addition to any other rights and remedies which it may have at law or in equity and in addition to the forfeiture requirements set forth in subsection (h) below) to seek to enforce this Section 6 and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company or any of its Affiliates may have for a breach, or threatened breach, of the restrictive covenants set forth in this Section 6. The Grantee agrees that in any action in which the Company or any of its Affiliates seeks injunction, specific performance, or other equitable relief, the Grantee will not assert or contend that any of the provisions of this Section 6 are unreasonable or otherwise unenforceable. The Grantee irrevocably and unconditionally (i) agrees that any legal proceeding arising out of these Terms and Conditions may be brought only in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in

Philadelphia County, Pennsylvania, (ii) consents to the sole and exclusive jurisdiction and venue of such court in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any such court. The Grantee also irrevocably and unconditionally consents to the service of any process, pleadings, notices, or other papers.
(h)The Grantee acknowledges and agrees that in the event the Grantee breaches any of the covenants or agreements contained in this Section 6:

(i)    The Committee may in its discretion determine that the Grantee shall forfeit the outstanding Restricted Stock Units (without regard to whether the Restricted Stock Units have vested, except as to the vested shares where forfeiture of vested shares is expressly prohibited by law), and the outstanding Restricted Stock Units shall immediately terminate, and
(ii)    The Committee may in its discretion require the Grantee to return to the Company any shares of Common Stock received in settlement of the Restricted Stock Units; provided, that if the Grantee has disposed of any shares of Common Stock received upon settlement of the Restricted Stock Units, then the Committee may require the Grantee to pay to the Company, in cash, the fair market value of such shares of Common Stock as of the date of disposition. The Committee shall exercise the right of recoupment provided in this subsection (h)(ii) within 180 days after the Committee’s discovery of the Grantee’s breach of any of the covenants or agreements contained in this Section 6.
(i)If any portion of the covenants or agreements contained in this Section 6, the specific forfeiture provisions related to vested shares, or the application thereof, is construed to be invalid or unenforceable, the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Section 6 is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form. The covenants and agreements contained in this Section 6 shall survive the termination of the Grantee’s employment with the Company or any of its Affiliates and shall survive the termination of these Terms and Conditions.
(j)Nothing in these Terms and Conditions, including any restrictions on the use of Confidential Information and Trade Secrets, shall prohibit or restrict the Grantee from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, or any other federal, state, or local regulatory authority. To the extent permitted by law, upon receipt of any subpoena, court order, or other legal process compelling the disclosure of Confidential Information and Trade Secrets, the Grantee agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible.
(k)Nothing in these Terms and Conditions shall be deemed to constitute the grant of any license or other right to the Grantee in respect of any Confidential Information and Trade Secrets or other data, tangible property, or intellectual property of the Company or any of its Affiliates.
(l)Should the Grantee violate any of the restrictive covenants of these Terms and Conditions, then the period of the Grantee’s breach of such covenant (“Violation Period”) shall stop the running of the corresponding Restricted Period. Once the Grantee resumes compliance with the restrictive covenant, the Restricted Period applicable to such covenant shall be extended for a period equal to the Violation Period so that the Company enjoys the full benefit of the Grantee’s compliance with the restrictive covenant for the duration of the corresponding Restricted Period.
(m)In the event of a conflict between the terms of the confidentiality, non-competition or non-solicitation covenants in this Section 6 and a confidentiality, non-competition or non-solicitation covenant in a prior stock option, restricted stock unit or other equity grant agreement between the Grantee and the Company, the confidentiality, non-competition and non-solicitation covenants in this Section 6 shall control as of the Grant Date.

7.	No Stockholder Rights.
The Grantee has no voting rights and no rights to receive dividends or dividend equivalents or other ownership rights and privileges of a stockholder with respect to the shares of Common Stock subject to the Restricted Stock Units.

8.	Retention Rights.
Neither the award of Restricted Stock Units, nor any other action taken with respect to the Restricted Stock Units, shall confer upon the Grantee any right to continue in the employ or service of the Company or an Affiliate or shall interfere in any way with the right of the Company or an Affiliate to terminate Grantee’s employment or service at any time.

9.	Cancellation or Amendment.

This award may be canceled or amended by the Committee, in whole or in part, in accordance with the applicable terms of the Plan.

10.	Notice.

Any notice to the Company provided for in these Terms and Conditions shall be addressed to it in care of the Corporate Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll system of the Company or an Affiliate thereof, or to such other address as the Grantee may designate to the Company in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or electronic mail, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid in the United States mail, or other mail delivery service. Notice to the Company shall be deemed effective upon receipt. By receipt of these Terms and Conditions, the Grantee hereby consents to the delivery of information (including without limitation, information required to be delivered to the Grantee pursuant to the applicable securities laws) regarding the Company, the Plan, and the Restricted Stock Units via the Company’s electronic mail system or other electronic delivery system.

11.	Incorporation of Plan by Reference.

These Terms and Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Restricted Stock Units awarded under these Terms and Conditions constitutes such Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, these Terms and Conditions, and/or the Restricted Stock Units shall be final and binding on the Grantee, his or her beneficiaries, and any other person having or claiming an interest in such Restricted Stock Units. The settlement of any award with respect to Restricted Stock Units is subject to the provisions of the Plan and to interpretations, regulations, and determinations concerning the Plan as established from time to time by the Committee in accordance with the provisions of the Plan. A copy of the Plan will be furnished to each Grantee upon request. Additional copies may be obtained from the Corporate Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197.

12.	Income Taxes; Withholding Taxes.

The Grantee is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the Restricted Stock Units pursuant to these Terms and Conditions. At the time of taxation, the Company shall have the right to deduct from other compensation or from amounts payable with respect to the Restricted Stock Units, including by withholding shares of the Company’s Common Stock, an amount equal to the federal (including FICA), state, local and foreign income and payroll taxes and other amounts as may be required by law to be withheld with respect to the Restricted Stock Units, provided that any share withholding shall not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state, local, and foreign tax liabilities. Without limiting the foregoing, upon vesting of the Restricted Stock Units, the Company may withhold shares subject to the vested Restricted Stock Units to cover the minimum applicable withholding for FICA tax and related income tax liabilities.

13.	Governing Law.

The validity, construction, interpretation, and effect of this instrument shall exclusively be governed by, and determined in accordance with, the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle.

14.	Grant Subject to Applicable Laws and Company Policies.

These Terms and Conditions shall be subject to any required approvals by any governmental or regulatory agencies. This award of Restricted Stock Units shall also be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time in accordance with applicable law. Notwithstanding anything in these Terms and Conditions to the contrary, the Plan, these Terms and Conditions, and the Restricted Stock Units awarded hereunder shall be subject to all applicable laws, including any laws, regulations, restrictions, or governmental guidance that becomes applicable in the event of the Company’s participation in any governmental programs, and the Committee reserves the right to modify these Terms and Conditions and the Restricted Stock Units as necessary to conform to any restrictions imposed by any such laws, regulations, restrictions, or governmental guidance or to conform to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time. As a condition of participating in the Plan, and by the Grantee’s acceptance of the Restricted Stock Units, the Grantee is deemed to have agreed to any such modifications that may be imposed by the Committee, and agrees to sign such waivers or acknowledgments as the Committee may deem necessary or appropriate with respect to such modifications.

15.	Assignment.

These Terms and Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the Restricted Stock Units, except to a Successor Grantee in the event of the Grantee’s death.

16.	Section 409A.

This award of Restricted Stock Units is intended to comply with the applicable requirements of section 409A of the Code and shall be administered in accordance with section 409A of the Code. Notwithstanding anything in these Terms and Conditions to the contrary, if the Restricted Stock Units constitute “deferred compensation” under section 409A of the Code and the Restricted Stock Units become vested and settled upon the Grantee’s termination of employment, payment with respect to the Restricted Stock Units shall be delayed for a period of six months after the Grantee’s termination of employment if the Grantee is a “specified employee” as defined under section 409A of the Code (as determined by the Committee) and if required pursuant to section 409A of the Code. If payment is delayed, the shares of Common Stock of the Company shall be distributed within 30 days of the date that is the six-month anniversary of the Grantee’s termination of employment. If the Grantee dies during the six-month delay, the shares shall be distributed in accordance with the Grantee’s will or under the applicable laws of descent and distribution. Notwithstanding any provision to the contrary herein, payments made with respect to this award of Restricted Stock Units may only be made in a manner and upon an event permitted by section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under section 409A of the Code. To the extent that any provision of these Terms and Conditions would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Restricted Stock Units to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall a Grantee, directly or indirectly, designate the calendar year of payment.

17.	Notice of Immunity for Confidential Disclosure of a Trade Secret to an Attorney, the Government or in a Court Filing in Particular Circumstances.

The Grantee is hereby notified that these Terms and Conditions are entered into pursuant to the United States Federal Trade Secrets law. In addition to other provisions, federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances.  Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

(a)
Where the disclosure is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or

(b)	Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. See 18 U.S.C. § 1833(b)(1)).

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.  See 18 U.S.C. § 1833(b)(2).

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the Grant Date set forth above.

RADIAN GROUP INC.

By: /s/ Anita Scott
Name: Anita Scott
Title: SVP, Chief Human Resources Officer
By electronically acknowledging and accepting this award of Restricted Stock Units following the date of the Company’s electronic notification to the Grantee, the Grantee (a) acknowledges receipt of the Plan incorporated herein, (b) acknowledges that he or she has read the Award Summary delivered in connection with this grant of Restricted Stock Units and these Terms and Conditions and understands the terms and conditions of them, (c) accepts the award of the Restricted Stock Units described in these Terms and Conditions, (d) agrees to be bound by the terms of the Plan and these Terms and Conditions, and (e) agrees that all decisions and determinations of the Committee with respect to the Restricted Stock Units shall be final and binding.

Schedule A
TSR Performance Goals
1.Calculation of TSR. Vesting of the Restricted Stock Units with respect to the TSR Component will be based on the following performance results: (i) the relative total shareholder return (“TSR”) for the TSR Performance Period beginning on May 11, 2016 and ending on May 11, 2019, which means the Company’s TSR relative to the median TSR of the TSR Peer Group (as defined in Section 2(d) below), as set forth in Section 2 below, and (ii) the Company’s TSR for the TSR Performance Period (“Company Absolute TSR”), as set forth in Section 3 below. At the end of the TSR Performance Period, the TSR for the Company, and for each company in the TSR Peer Group, shall be calculated by dividing the Closing Average Share Value (as defined below) by the Opening Average Share Value (as defined below).
(a)The term “Closing Average Share Value” means the average value of the common stock, including Accumulated Shares, for the 20 trading days ending on the last day of the TSR Performance Period (i.e., the 20 trading days ending on and including May 11, 2019), which shall be calculated as follows: (i) determine the closing price of the common stock on each trading date during the 20-day period, (ii) multiply each closing price by the Accumulated Shares as of that trading date, and (iii) average the amounts so determined for the 20-day period.
(b)The term “Opening Average Share Value” means the average value of the common stock, including Accumulated Shares, for the 20 trading days ending on the first day of the TSR Performance Period (i.e., the 20 trading days ending on and including May 11, 2016), which shall be calculated as follows: (i) determine the closing price of the common stock on each trading day during the 20-day period, (ii) multiply each closing price by the Accumulated Shares as of that trading date, and (ii) average the amounts so determined for the 20-day period. The Opening Average Share Value is $12.44.
(c)The term “Accumulated Shares” means, for a given trading day, the sum of (i) one share and (ii) a cumulative number of shares of the company’s common stock purchased with dividends declared on a company’s common stock, assuming same day reinvestment of the dividends in the common stock of a company at the closing price on the ex-dividend date. The calculations under this Schedule A shall include ex-dividend dates between April 14, 2016 and the trading day.
2.Relative TSR Vesting Percentage.
(a)Subject to Sections 3 and 5, the number of Restricted Stock Units that will vest for the TSR Performance Period shall be determined by multiplying the TSR Target Award by the Relative TSR Vesting Percentage, as determined under this Section 2.
(b)The Relative TSR Vesting Percentage will be determined based on the Company’s TSR as compared to the median TSR of the companies in the TSR Peer Group for the TSR Performance Period (the “Median Peer Group TSR”) as follows:

Performance (increments of +/- point differential)	Relative TSR Vesting Percentage
Maximum at 50% above Median	200%
+1% Company Absolute TSR above Median	102%
Median Peer Group TSR	100%
-1% Company Absolute TSR below Median	97%
Threshold at -34% below Median	0%

(i)If the Company’s TSR exceeds the Median Peer Group TSR, the Relative TSR Vesting Percentage will increase by 2% above 100% (but not in excess of 200%) for every 1% by which the Company’s TSR exceeds the Median Peer Group TSR.

(ii)If the Company’s TSR is less than the Median Peer Group TSR, the Relative TSR Vesting Percentage will be below 100%, in an amount such that there is a 3% reduction for every 1% by which the Company’s TSR is less than the Median Peer Group TSR. There is no vesting if the Company’s TSR is less than 34% of the Median Peer Group TSR.
(iii)If the Company’s TSR rank falls between the measuring points, the Company’s TSR rank will be rounded to the nearest whole percentage point.
(c)The companies in the TSR Peer Group will be determined on the first day of the TSR Performance Period for purposes of the TSR calculation and will be changed only in accordance with Section 2(d) below. No company shall be added to the TSR Peer Group during the TSR Performance Period for purposes of the TSR calculation.
(d)The term “TSR Peer Group ” means the companies listed on Exhibit A and will be subject to change as follows:
(i)In the event of a merger, acquisition or business combination transaction of a company in the TSR Peer Group in which the company in the TSR Peer Group is the surviving entity and remains publicly traded, the surviving entity shall remain a company in the TSR Peer Group. Any entity involved in the transaction that is not the surviving company shall no longer be a company in the TSR Peer Group.
(ii)In the event of a merger, acquisition or business combination transaction of a company in the TSR Peer Group, a “going private” transaction or other event involving a company in the TSR Peer Group or the liquidation of a company in the TSR Peer Group, in each case where the company in the TSR Peer Group is not the surviving entity or is no longer publicly traded, the company shall no longer be a company in the TSR Peer Group.
(iii)Notwithstanding the foregoing, in the event of a bankruptcy of a company in the TSR Peer Group where the company in the TSR Peer Group is not publicly traded at the end of the TSR Performance Period, such company shall remain a company in the TSR Peer Group but shall be deemed to have a TSR of negative 100% (-100%).
3.Vesting Cap Based on Company Absolute TSR. After the Relative TSR Vesting Percentage is determined, as described in Section 2 above, the Company Absolute TSR for the TSR Performance Period will be evaluated to determine the actual number of Restricted Stock Units that vest (the “Final Payout Percentage”). If the Company Absolute TSR is negative, the Final Payout Percentage will not exceed 75% of the TSR Target Award, even if the Relative TSR Vesting Percentage determined under Section 2 is greater than 75%. If the Company Absolute TSR is zero or positive, the Final Payout Percentage will be the Relative TSR Vesting Percentage determined under Section 2 above.
4.General Vesting Terms. Any fractional Restricted Stock Unit resulting from the vesting of the Restricted Stock Units in accordance with these Terms and Conditions shall be rounded down to the nearest whole number. Any portion of the Restricted Stock Units with respect to the TSR Component that does not vest as of the end of the TSR Performance Period shall be forfeited as of the end of the TSR Performance Period.
5.Maximum Vesting and Payment. In no event shall the maximum number of Restricted Stock Units that may be payable pursuant to these Terms and Conditions with respect to the TSR Component exceed 200% of the TSR Target Award. In addition, notwithstanding anything in this Schedule A to the contrary, in no event shall the fair market value of the vested Restricted Stock Units to be distributed on the applicable Valuation Date exceed $72.96 ($12.16 multiplied by 600%) multiplied by the TSR Target Award, as described in Section 4(d) of the Terms and Conditions.

Exhibit A
TSR Peer Group
CoreLogic, Inc. (CLGX)
Essent Group Ltd. (ESNT)
EverBank Financial Corp. (EVER)
Fidelity National Financial, Inc. (FNF)
First American Corporation (FAF)
Genworth Financial, Inc. (GNW)
MGIC Investment Corp. (MTG)
Nationstar Mortgage Holdings, Inc. (NSM)
NMI Holdings Inc. (NMIH)
Ocwen Financial Corp. (OCN)
Old Republic International Corp. (ORI)
PHH Corp. (PHH)Stewart Information Services Corp. (STC)
Walter Investment Management Corp. (WAC)

Schedule B
BV Performance Goals
1.    Calculation of Book Value per Share. Vesting of the Restricted Stock Units with respect to the BV Component will be based on the Company’s growth in LTI Book Value per Share (as defined below) over the BV Performance Period beginning on March 31, 2016 and ending on March 31, 2019 as compared to the following reference points:

LTI Book Value per Share Growth (1)	Payout Percentage(1) (Percentage of BV Target Award)
≥45%	200%
35%	150%
25%	100%
15%	50%
<5%(2)	0%

(1) If the Company’s growth in LTI Book Value per Share falls between two referenced percentages, the payout percentage will be interpolated.

(2) The LTI Book Value on the first day of the BV Performance Period (March 31, 2016) was $10.97. If the Company’s growth in LTI Book Value per Share is less than 5%, the payout percentage will be zero.

The Company’s “LTI Book Value per Share” is defined as: (i) Tangible Book Value (Total Stockholders’ Equity less Goodwill and Other Intangible Assets, net) adjusted to exclude Accumulated Other Comprehensive Income and the impacts, if any, during the BV Performance Period from repurchases or retirements of convertible bonds, merger and acquisition-related expenses, changes in goodwill and other intangible assets related to acquisitions or dispositions, repurchases of common shares and declared dividends on common shares, divided by (ii) basic shares of Common Stock of the Company outstanding as of the applicable measurement date, as adjusted to exclude the share impact, if any, related to any of the items identified in (i) above, each applied on a consistent basis. The LTI Book Value per Share shall be derived from the Company’s financial statements, prepared in accordance with GAAP, and the adjustments described above.

2.    General Vesting Terms. Any fractional Restricted Stock Unit resulting from the vesting of the Restricted Stock Units in accordance with these Terms and Conditions shall be rounded down to the nearest whole number. Any portion of the Restricted Stock Units with respect to BV Component that does not vest as of the end of the BV Performance Period shall be forfeited as of the end of the BV Performance Period.

3.    Maximum Vesting and Payment. In no event shall the maximum number of Restricted Stock Units that may be payable pursuant to these Terms and Conditions with respect to the BV Component exceed 200% of the BV Target Award.